EXHIBIT 10.25
SUPPLY AGREEMENT
     This SUPPLY AGREEMENT (“Agreement”) is entered into as of May 31, 2005 (the “Execution Date”) and made effective as of September 1, 2005 (the “Effective Date”) by and among PVC CONTAINER CORPORATION, a Delaware corporation (“Parent”), Novatec Plastics Corporation, Inc. a Delaware corporation (“Novatec” and together with Parent, the “Buyer”) and POLYONE CORPORATION, an Ohio corporation (“Supplier”).
RECITALS
     A. On or about the Execution Date, Supplier purchased certain assets of the Buyer pursuant to an Asset Purchase Agreement dated as of May 13, 2005 (the “Asset Purchase Agreement”).
     B. As a result of such acquisition, Supplier manufactures and sells the polyvinyl chloride compounds listed on Schedule A attached hereto (each a “Product” and collectively, the “Products”).
     C. Buyer desires to purchase the Products from Supplier pursuant to the terms of this Agreement.
     D. Supplier desires to sell the Products to Buyer pursuant to the terms of this Agreement.
AGREEMENTS
     In consideration of the covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. The following terms shall have the meanings set forth below.
     “Agreement” shall have the meaning set forth in the first paragraph above.
     “Annual Forecast” shall have the meaning set forth in Section 2(b).
     “Asset Purchase Agreement” shall have the meaning set forth in the recitals.
     “Change in Control” shall have the meaning set forth in Section 8.
     “Closing Date” shall have the meaning set forth in Section 2(e).
     “Confidential Information” shall have the meaning set forth in Section 7(a).
     “Contract Year Volume Limit” shall have the meaning set forth in Section 2(a).
“Contract Year” shall mean each twelve (12) month period beginning on September 1, 2005 and continuing each twelve (12) month period thereafter until the end of the Term; provided, however, that the final Contact Year shall not be a complete twelve (12) month period but shall consist of the four month period from September 1, 2009 through December 31, 2009.
     “Effective Date” shall have the meaning set forth in the first paragraph above.
     “Execution Date” shall have the meaning set forth in the first paragraph above.

     “Force Majeure Event” shall have the meaning set forth in Section 9.
     “Maximum Product Volume” shall have the meaning set forth in Section 2(a).
     “Price” shall have the meaning set forth in Section 4(a).
     “Product” shall have the meaning set forth in the recitals.
     “Quarterly Forecast” shall have the meaning set forth in Section 2(b).
     “Specifications” shall have the meaning set forth in Section 2(e).
     “Supplier” shall have the meaning set forth in the first paragraph above.
     “Term” shall have the meaning set forth in Section 3(a).
     “Transition Plan” shall have the meaning set forth in Section 5.
     2. Supply of the Products; Minimum Supply; Exclusivity.
          (a) Obligation to Purchase and Supply; Volume. Commencing on the Effective Date, and during the Term, Buyer shall purchase from Supplier, and Supplier shall supply to Buyer, a percentage of Buyer’s requirements for the Products each Contract Year as set forth below, provided that, in no event shall Supplier be obligated to supply more than nine million (9,000,000) pounds of Product per Contract Year (the “Maximum Product Volume”). Volumes of Products supplied to Buyer by Supplier shall be based upon Buyer’s requirements for each Contract Year (the “Contract Year Volume Limit”) as follows:
               (i) 100% of Buyer’s Product requirements from September 1, 2005 through August 31, 2007;
               (ii) 80% of Buyer’s Product requirements from September 1, 2007 through August 31, 2008;
               (iii) 70% of Buyer’s Product requirements from September 1, 2008 through August 31, 2009; and
               (iv) 50% of Buyer’s Product requirements from September 1, 2009 through December 31, 2009.
          (b) Reporting. At least sixty (60) days prior to the beginning of each Contract Year, Buyer shall provide Supplier with a written, good faith estimate of the aggregate volume of Products (by Product) that Buyer will require in the next Contract Year (the “Annual Forecast”). Within thirty (30) days prior to the commencement of each calendar quarter, Buyer shall provide Supplier with a forecast for the upcoming quarter of the volume of Products (by Product) for each month (the “Quarterly Forecast”) that Buyer will require for such quarter.
          (c) Supply. Buyer shall issue purchase orders for the Products setting forth the specific quantities of each Product to be supplied by Supplier. Products shall be supplied by Supplier based on the Specifications and the purchase orders. All purchase order volumes shall be reasonably consistent with the Annual Forecast and the most recent Quarterly Forecast. Any purchase order issued in connection with this Agreement shall be solely for the parties’ internal accounting and operating purposes and to facilitate payment; in no event shall the terms of any such purchase order (other than the line items which identify the specific quantities of each Product to be supplied by Supplier thereunder) become part of this Agreement or be deemed to have modified, amended or waived the provisions hereof.
          (d) Purchase Orders; Transportation; Title. Supplier shall arrange for shipment of Products to Buyer based on the lead times set forth in Schedule B attached hereto (which Schedule B is subject to change during the Term pursuant to the normal business practices of Supplier). Title to and risk of loss for Products shall pass from Supplier to Buyer upon Supplier’s delivery of the Products to the carrier selected by Supplier at Supplier’s plant.
          (e) Specifications. Products sold to Buyer pursuant to this Agreement shall be manufactured in accordance with the recipes and specifications for each Product as set forth in Schedule A (the “Specifications”), which were provided to Supplier by Buyer and used in Buyer’s business prior to the closing of the Asset Purchase Agreement (the “Closing Date”).
     3. Term; Termination.
          (a) Term. Subject to the provisions of Section 3(b) and Section 8, the term of this Agreement shall be the fifty-two (52) month period beginning on the Effective Date and ending December 31, 2009 (the “Term”).
          (b) Termination. This Agreement, and any rights granted hereunder, may be terminated in whole or in part at any time as follows:
               (i) by the mutual written consent of Supplier and Buyer effective on a date determined by the mutual agreement of the parties;
               (ii) by either Supplier or Buyer effective sixty (60) days after giving written notice to the other party if such other party is in material breach or default of any term or condition of this Agreement and such material breach or default remains uncured at the end of such sixty (60) day period; or
               (iii) by Supplier upon a Change in Control pursuant to Section 8 below.
          (c) Effect of Termination. Any termination of this Agreement shall be without prejudice to any other remedies that Supplier or Buyer may have against the other arising out of any breach or default and shall not affect any rights or obligations of Supplier or Buyer arising under this Agreement prior to such termination.
     4. Pricing; Payments.
          (a) Initial Price. During the Term, the initial price for each of the Products shall be as follows (each as shall be adjusted from time to time pursuant to the provisions of Section 4(b) below, a “Price”): GP Bottle — $0.78; GP Bottle-UV — $.081; and FDA Bottle — $0.79. The Price reflects bulk delivered pricing. An additional $0.015 per pound will be charged for each Product packaged in gaylord boxes. Additionally, if Buyer orders less than a truckload of Product, there will be an additional upcharge pursuant to the provisions of Schedule B attached hereto (which Schedule B is subject to change during the Term pursuant to the normal business practices of Supplier). The Price shall be in effect for May 2005 and June 2005, and will be the starting point for indexed Price movements beginning on July 1, 2005. Prices set forth in this Agreement are based solely on the Specifications for each Product. Product prices for volumes requested by Buyer in excess of the Maximum Product Volume shall be negotiated separately from this Agreement. Pricing for products that use specifications substantially different than the Specifications used in the Buyer’s business prior to the Closing Date shall be negotiated separately from this Agreement.
          (b) Price Formula Adjustments. Commencing July 1, 2005, the Price for Product shall be adjusted upward or downward by 85% of the price movement published by Chemical Data Inc. for GP suspension resin (the “CDI”) in the prior two calendar months. By way of example, if the CDI increases $0.01 per pound in May 2005 from the CDI in April 2005, then the July 2005 GP Bottle Price shall be $0.7885 per pound, calculated as follows: $0.01 price increase between the prices in April and May x 85% = $0.0085; $0.0085 + $0.078 (the initial price for a GP Bottle as shown in Section 4(a)) = $0.7885 per pound.
          (c) Payment Terms. Payment to Supplier for Products shipped to Buyer shall be made in U.S. dollars within forty-five (45) days of the date of Supplier’s invoice. Buyer will receive a discount equal to 1% of the total amount invoiced if Supplier receives payment for Products in Buyer’s lockbox within ten days after the date of the invoice submitted by Supplier to Buyer.
     5. Toll Manufacturing. At Seller’s request, Buyer shall toll manufacture some of the Products listed on Schedule A for Supplier for the period commencing September 1, 2005 and continuing up to but no longer than December 31, 2005. Buyer and Supplier shall use their good faith efforts to ensure the provision to Supplier of the Products requested by Supplier pursuant to this Section 5.
     6. Warranty; Limitation of Warranties.
          (a) Warranty. Supplier hereby warrants to Buyer that all of the Products shall conform to the Specifications set forth on Schedule A and shall be free from all defects in material and workmanship.
          (b) No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE PRODUCTS. THIS PROVISION WILL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT.
          (c) Off Spec Products. If any Product fails to conform to the relevant Specifications (each an “Off Spec Product”), Buyer shall return the Off Spec Product to Supplier or dispose of the Off Spec Product, in either case at the option and expense of Supplier. Supplier shall replace any Off Spec Product within a commercially reasonable period, which period shall not exceed thirty (30) days from receipt by Supplier of notice from Buyer of the failure of the Product to meet the Specifications, or shall refund the Price of such Off Spec Product, at the option of Buyer. Buyer agrees to cooperate with Supplier in remedying any nonconformity and with the return or disposal of any Off Spec Product.
     7. Confidentiality.
          (a) For purposes of this Agreement, “Confidential Information” shall mean the terms of this Agreement and certain manufacturing, technical, scientific, application, employee, financial, customer, supplier, marketing and sales information of Buyer or Supplier that is a confidential, proprietary and valuable commercial asset of such party, including, without limitation, the Specifications, as well as information provided in writing by one party to the other party that is marked “Confidential” or, if disclosed orally, information that is designated as “Confidential” at the time of disclosure and is confirmed in writing as “Confidential” within thirty (30) days of such oral disclosure.
          (b) Each party (i) shall treat all Confidential Information of the other party as confidential by taking all reasonable precautions in accordance with procedures each party follows to prevent disclosure with respect to its own confidential information; (ii) shall not, without consent of the other party, disclose Confidential Information of such other party, directly or indirectly, to any third party, except to each party’s employees, agents, lenders, attorneys or advisors, who are made aware of the confidential obligations herein and who are reasonably required to have access to such Confidential Information in order to perform the obligations of one of the parties under this Agreement; and (iii) shall not use any portion of such Confidential Information for any purpose not authorized by this Agreement.
          (c) It is agreed that the obligations of this Section 7 shall not apply to Confidential Information if: (i) either party can reasonably demonstrate that the Confidential Information was independently developed by any such party after the Closing Date; (ii) the Confidential Information is or becomes available to the public generally, other than by or through acts or omissions of such party; (iii) the Confidential Information is rightfully obtained by either party without restriction from sources that are rightfully in possession of such Confidential Information after the Closing Date and not under any obligation of confidentiality; or (iv) the Confidential Information is required to be disclosed by any federal, provincial or state law, rule or regulation, or by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction over either party; provided, however, that each party will give to the other reasonable prior notice of such disclosure.
          (d) Each party, at the written request of the other, shall promptly return all documents received from the other or containing any Confidential Information of the other party disclosed to it, in whatever form contained, including all notes and copies thereof.
          (e) The confidentiality provisions of this Agreement shall apply during the term of this Agreement and for a period of five (5) years following the date this Agreement expires or is terminated in its entirety.
     8. Change in Control of Buyer. If, during the term of this Agreement, Buyer shall propose to engage in a Buyer Change in Control (as defined below) transaction, then Buyer shall notify Supplier in writing of such proposed Buyer Change in Control promptly (and in any case, prior to the consummation of such Buyer Change in Control). Upon such Buyer Change in Control, (i) if the acquiror in such Buyer Change in Control engages in a Restricted Business, then Supplier may terminate this Agreement as of the date of such Buyer Change in Control, or (ii) if the acquiror does not engage in a Restricted Business, or if the acquiror engages in a Restricted Business but Supplier elects not to exercise its right to terminate this Agreement under subpart (i) above, then this Agreement shall be assigned by Buyer to the acquiror in the Buyer Change in Control transaction. Upon such assignment, the acquiror must agree in writing (a copy of which is delivered to Supplier prior to the consummation of such Buyer Change in Control) to assume this Agreement and to be bound by the terms of this Agreement. For purposes of this Agreement, “Change in Control” means the sale of all or substantially all of a target’s assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (a “Person”), other than an affiliate, (ii) any reorganization, merger, consolidation or similar transaction which would result in the transfer of more than fifty percent (50%) of all voting equity securities of a target immediately prior to such transaction to a Person other than an affiliate, or (iii) a sale or issuance of more than fifty percent (50%) of all voting securities of a target to a Person other than an affiliate. For purposes of this Agreement, “Buyer Change in Control” means a Change in Control transaction in which Buyer is the target. For purposes of this Agreement, “Restricted Business” means (i)

the business of manufacturing and internally producing polyvinyl chloride compounds, or (ii) the business of manufacturing and internally producing polyvinyl chloride resins.
     9. Force Majeure. Supplier shall not be responsible for its failure to perform its obligations under this Agreement for such time and to the extent such failure to perform is caused by fire, flood, earthquake, tornado, hurricane, or other acts of God, strikes, riots, war, acts of terrorism, rules or regulations of any governmental authority, or by compliance with any order or decision of any court, board or other governmental authority (each a “Force Majeure Event”). Supplier shall promptly give verbal notification, promptly confirmed in writing, to Buyer of the nature and extent of the matter causing the delay or failure and estimated duration of the suspension period.
     10. Notices. Any notice or other communication given under this Agreement shall be in writing and shall be (a) delivered personally; (b) sent by documented overnight delivery service; (c) sent by facsimile transmission, provided that a confirmation copy of such transmission is sent no later than the business day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid; or (d) sent by first class mail, postage prepaid. Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

If to Supplier:	PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attn: Robert Rosenau, Vice President and General Manager — Vinyl
Compounds
Fax No.: (440) 930-1671

With a copy to	PolyOne Corporation
(which copy shall	33587 Walker Road
not constitute	Avon Lake, Ohio 44012
notice):	Attn: Wendy C. Shiba, Chief Legal Officer
Fax No.: (440) 930-1002

And to:

Thompson Hine, LLP
3900 Key Tower
127 Public Square
Cleveland, Ohio 44115
Attn: April V. Boise, Esq.
Fax No.: (216) 566-5800

If to Buyer:	PVC Container Corp.
2 Industrial Way West
Eatontown, New Jersey 07724
Attn: William J. Bergen, President and Chief Executive Officer
Fax No.: (732) 544-8007

With a copy to	Jones Day
(which copy shall	North Point
not constitute	901 Lakeside Avenue
notice):	Cleveland, Ohio 44114
Attn: Joseph D. Hatina, Esq.
Fax No.: (216) 579-0212
Either party may, by notice given in accordance with this Section 10, specify a new address for notices under this Agreement.
     11. Governing Law. This Agreement, together with all Exhibits and Schedules hereto, shall be construed and interpreted according to the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
     12. Assignment. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, subject to the provisions of Section 8 above, this Agreement may be freely assigned by either party hereto in a Change in Control transaction (without the requirement of the other party’s consent).
     13. Dispute Resolution.
          (a) Cooperation. The parties agree that if any dispute or controversy, other than a matter for which a party is entitled to specific performance, injunctive relief or other equitable relief, arises out of this Agreement or the performance, breach, validity, interpretation or enforcement hereof, it is in the best interests of the parties for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the parties, at all times acting in good faith, agree to attempt to resolve any such dispute or controversy pursuant to the terms of this Section 13, other than a matter for which a party may be entitled to specific performance, injunctive relief or other equitable relief.
          (b) Negotiation. If any dispute or controversy arises under this Agreement, the parties will negotiate in good faith in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 30 days after the date on which a party first notifies the other in writing of its belief that a dispute or controversy exists, a party may pursue other remedies under Section 13(c) below.
          (c) Arbitration. In the event that the parties are unable to resolve a dispute after complying with the provisions of Section 13(b) above, then a party may seek to resolve such dispute by final and binding arbitration in Cleveland, Ohio, under the rules of the American Arbitration Association. The parties shall select a single arbitrator mutually agreeable to both such parties. In the event that the parties are unable to agree upon an arbitrator, then each party shall select an arbitrator within ten (10) days thereof, those two arbitrators shall select a third arbitrator, and such third arbitrator shall arbitrate the dispute. In the event that a party does not timely select an arbitrator under the preceding sentence, then the arbitrator selected by the other party shall arbitrate the dispute. In the arbitration, each party shall present its case and proposed resolution of the dispute to the arbitrator, and such arbitrator shall resolve such dispute by selecting one such proposed resolution as the final and binding resolution of the dispute. The arbitrator shall have no power to add to, subtract from or modify any of the terms or conditions of any proposed resolution.
     14. Miscellaneous.
          (a) Buyer agrees to indemnify and hold harmless Supplier and Supplier’s officers, directors, employees, affiliates, agents and representatives (collectively, the “Supplier Indemnified Parties”) from and against all liabilities, claims, losses, damages, deficiencies and expenses, including reasonable attorney’s fees (collectively, “Losses”) incurred by the Supplier Indemnified Parties that arise from or relate to Buyer’s gross negligence or willful misconduct in the performance of its obligations and duties under this Agreement. Supplier agrees to indemnify and hold harmless Buyer and Buyer’s officers, directors, employees, affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred by the Buyer Indemnified Parties that arise from or relate to Supplier’s gross negligence or willful misconduct in the performance of its obligations and duties under this Agreement.
          (b) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
          (c) Waiver. No waiver by Buyer or Supplier of any breach of or default under this Agreement shall constitute a wavier of any other breach or default.
          (d) Relationship of Parties. The parties hereby acknowledge that Supplier and Buyer are acting solely in the capacity as an independent contractor and nothing in this Agreement shall be construed to constitute either Supplier or Buyer as an agent of the other.
          (e) Remedies. The parties’ remedies hereunder will be cumulative and in addition to any other remedies afforded by law or equity.
          (f) Severability; Enforceability of Remedies. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void to any extent for any reason, that provision shall remain in full force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement will not be affected thereby.
          (g) Headings. The headings and titles of the sections in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provisions.
          (h) Entire Agreement. This Agreement, the Asset Purchase Agreement and the schedules and exhibits attached hereto and thereto (and hereby incorporated herein), together are a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and may not be amended, changed, modified, or waived except by an instrument in writing executed by Supplier and Buyer. Any provisions in Supplier’s or Buyer’s purchase orders, invoices, billing remittances, acknowledgment forms or similar documents which are inconsistent with the provisions of this Agreement shall be of no force or effect, regardless of whether such provisions would materially alter the terms hereof.
[signature page to follow]

     The parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the date first written above.

SUPPLIER:
PolyOne Corporation

By:	/s/ John Rastetter
Name:	John Rastetter
Title:	Treasurer

BUYER:
PVC Container Corporation

By:	/s/ William J. Bergen
Name:	William J. Bergen
Title:	President & CEO

     Novate Plastics Container Corporation has caused this Supply Agreement to be duly executed by its respective officer, thereunto duly authorized, as of the date first written above.

BUYER:
Novatec Plastics Corporation

By:	/s/ William J. Bergen
Name:	William J. Bergen
Title:	President & CEO